[VIRCHOW, KRAUSE & COMPANY, LLP LETTERHEAD]



March 20, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We are currently principal accountants for Ridgestone Financial Services, Inc. and, under the date of February 14, 2003, we reported on the consolidated financial statements of Ridgestone Financial Services, Inc. and subsidiaries as of the years ended December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000. On March 18, 2003, we informed Ridgestone Financial Services, Inc. that we declined to stand for re-appointment as its independent auditors, as we preferred to re-establish our relationship as internal auditors for the company. We have read Ridgestone Financial Services, Inc.'s statements included under Item 4 of its Form 8-K dated March 20, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Ridgestone Financial Services, Inc.'s statement that it has engaged Wipfli Ulrich Bertelson LLP as its new independent accountants, to act as the principal accountants in auditing its financial statements, or that it has not consulted with Wipfli Ulrich Bertelson LLP regarding any of the matters identified in Item 304(a)(2)(i) or (ii) of Regulation S-B.


Very truly yours,

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

VIRCHOW, KRAUSE & COMPANY, LLP